                                                                    EXHIBIT 14.1

                         BIOSANTE PHARMACEUTICALS, INC.
                           CODE OF CONDUCT AND ETHICS

         BioSante Pharmaceuticals, Inc. has adopted this Code of Conduct and Ethics for all of its employees, officers and directors. This Code is intended to document BioSante's policy of promoting honest and ethical conduct and deterring wrongdoing by each of its employees, officers and directors. This Code applies to all of BioSante's employees, officers and directors, including BioSante's principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions.

         Any person who has information concerning any violation of this Code shall promptly bring such information to the attention of BioSante's Chief Executive Officer or Chair of the Audit Committee of the Board of Directors of BioSante. If the matter is brought to the attention of BioSante's Chief Executive Officer and such person determines that a conflict of interest exists, the Chief Executive Officer will refer the matter to the Audit Committee of the Board of Directors for resolution.

         The Audit Committee of the Board of Directors shall consider any request for a waiver of this Code and any amendments to this Code and all such waivers or amendments shall be disclosed promptly as required by applicable law, rule or regulation.

         Each employee, officer and director of BioSante shall:

         - Act honestly and ethically in the performance of his or her duties at BioSante.

         -    Deal fairly with BioSante's customers, suppliers and employees.

         - Avoid actual and apparent conflicts of interest between personal and professional relationships. A "conflict of interest" exists when an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of BioSante.

         - Provide full, fair, accurate, complete, objective, relevant, timely and understandable disclosure in reports and documents that he or she prepares, or has responsibility for preparing, and that BioSante files with, or submits to, the Securities and Exchange Commission and in other public communications that BioSante makes.

         - Cooperate fully with the people responsible for preparing reports and documents that BioSante files with, or submits to, the SEC or that BioSante makes available to the public to make sure that those people are aware in a timely manner of all information that might have to be disclosed in those reports or documents or that might affect the way in which information is disclosed.

         - Comply with all laws, rules and regulations of federal, state and local governments and other private and public regulatory agencies that affect the conduct of the Company's business and the Company's financial reporting.

         - Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing the employee's independent judgment to be subordinated.

         - Respect the confidentiality of information acquired in the course of work, except when authorized or otherwise legally obligated to disclose such information. Do not use such confidential information for personal advantage.

         -    Maintain skills relevant to carrying out the employee's duties.

         - Proactively promote ethical behavior among peers and colleagues at BioSante and in the community.

         - Responsibly use and exert control over all assets and resources of BioSante entrusted to the employee.

         - Promptly bring to the attention of the Chief Executive Officer or Chair of the Audit Committee of the Board of Directors any information of which the employee has knowledge concerning (a) significant deficiencies and material weaknesses in the design or operation of disclosure controls and internal controls over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in BioSante's financial reporting disclosures or internal controls over financial reporting.

         -    Adhere to and promote this Code.

         BioSante expects all of its employees, officers and directors to comply at all times with the principles in this Code. A violation of this Code is grounds for disciplinary action up to and including discharge or termination of service and possible legal prosecution.

ACKNOWLEDGED:

_______________________________
Print Name

_______________________________
Date Signed